July 2010 Preliminary Terms No. 478 Registration Statement No. 333-156423 Dated July 27, 2010 Filed pursuant to Rule 433

S T R U C T U R E D   I N V E S T M E N T S
Opportunities in International Equities
Equity LASERSSM Based on the iShares® MSCI EAFE Index Fund due February     , 2012
Equity LeAding StockmarkEt Return Securities
The Equity LASERS, which we refer to as the LASERS, will pay an amount in cash at maturity that may be greater than, equal to or less than the stated principal amount depending on (i) the share closing price of the underlying shares on the valuation date and (ii) the share closing price of the underlying shares on each trading day during the period from but excluding the pricing date to and including the valuation date.  If the share closing price of the underlying shares does not decline to or below 68% to 73% (to be determined on the pricing date) of the initial share price on any trading day during the period from but excluding the pricing date to and including the valuation date, you will receive, in addition to the principal, a return based on the greater of the share percent change and the specified fixed percentage.  However, if the share closing price of the underlying shares declines to or below 68% to 73% (to be determined on the pricing date) of the initial share price on any trading day during the period from but excluding the pricing date to and including the valuation date, the payment at maturity will be solely based on the share percent change and, therefore, you will be fully exposed to the negative performance of the underlying shares on the valuation date.  The payment at maturity may be less, and potentially significantly less, than the stated principal amount and could be zero.  The LASERS are senior unsecured obligations of Morgan Stanley, and all payments on the LASERS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$10 per LASERS
Issue price:	$10 per LASERS
Pricing date:	July , 2010
Original issue date:	August , 2010 (3 business days after the pricing date)
Maturity date:	February , 2012
Underlying shares:	Shares of the iShares® MSCI EAFE Index Fund
Payment at maturity:	$10 + share return amount. This payment may be greater than, equal to or less than the stated principal amount.
Share return amount:
If the share closing price is greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date, the share return amount will equal:
$10 x [the greater of (i) the share percent change and (ii) the fixed percentage]
If the share closing price is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, the share return amount will equal:
$10 x the share percent change
In this scenario, the payment at maturity may be less, and potentially significantly less, than the stated principal amount and could be zero.  There is no minimum payment at maturity on the LASERS.

Fixed percentage:	0%
Share percent change:	(final share price – initial share price) / initial share price
Initial share price:	The share closing price of one underlying share on the pricing date
Final share price:	The share closing price of one underlying share on the valuation date times the adjustment factor on such date
Downside threshold value:	68% to 73% of the initial share price. The downside threshold value will be determined on the pricing date.
Valuation date:	February , 2012, subject to adjustment for non-trading days and certain market disruption events
Adjustment factor:	A number which is initially 1.0 and will be subject to adjustment for certain corporate events affecting the underlying shares
CUSIP:	61759G661
ISIN:	US61759G6614
Listing:	The LASERS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per LASERS	$10	$0.14285	$9.85715
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.14285 for each LASERS they sell.  See “Supplemental information concerning plan of distribution; conflicts of interest” on page 8.  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for LASERS.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for LASERS dated February 23, 2010
Prospectus dated December 23, 2008

The LASERS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB0210002

Equity LASERSSM Based on the iShares® MSCI EAFE Index Fund due February    , 2012
Equity LeAding StockmarkEt Return Securities

Investment Overview

Equity LeAding StockmarkEt Return Securities

The LASERS Based on the iShares® MSCI EAFE Index Fund due February    , 2012 (the “LASERS”) can be used:

▪	To gain exposure to the underlying shares and provide diversification of underlying asset class exposure

▪
To provide limited protection against loss due to the fixed percentage if the share closing price of the underlying shares does not decline to or below 68% to 73% of the initial share price, which we refer to as the downside threshold value, on any trading day during the period from but excluding the pricing date to and including the valuation date.  The downside threshold value will be determined on the pricing date.

The LASERS are exposed to the performance (whether negative or positive) of the iShares® MSCI EAFE Index Fund, but will pay at least the $10 stated principal amount at maturity if the share closing price of the underlying shares is greater than the downside threshold value on each trading day during the eighteen-month period from but excluding the pricing date to and including the valuation date.  There is no minimum payment at maturity on the LASERS.

Maturity:	18 months

Payment Scenario 1:
If the share closing price of the underlying shares is greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date, you will receive a full return of principal at maturity plus a return based on the greater of (i) the share percent change and (ii) a fixed percentage of 0%.

Payment Scenario 2:
If the share closing price of the underlying shares is less than or equal to the downside threshold value on one or more trading days during the period from but excluding the pricing date to and including the valuation date and the final share price is less than the initial share price, you will not receive a full return of principal at maturity. Instead, you will receive an amount equal to the sum of the stated principal amount and a return based on the share percent change, which will be negative.  The payment you receive will be less, and may be significantly less, than the stated principal amount.  There is no minimum payment at maturity on the LASERS, and, accordingly, you could lose your entire investment.

Payment Scenario 3:
If the share closing price of the underlying shares is less than or equal to the downside threshold value on one or more trading days during the period from but excluding the pricing date to and including the valuation date but the underlying shares recover so that the final share price is greater than the initial share price, you will receive a full return of principal at maturity plus a return based on the share percent change, which will be positive.

Minimum payment at maturity:	None

July 2010	Page 2

Equity LASERSSM Based on the iShares® MSCI EAFE Index Fund due February    , 2012
Equity LeAding StockmarkEt Return Securities

iShares® MSCI EAFE Index Fund Overview

The iShares® MSCI EAFE Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index®.  The iShares® MSCI EAFE Index Fund is managed by iShares Trust (the “iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund.  The MSCI EAFE Index® is a stock index calculated, published and disseminated daily by MSCI Inc. (“MSCI”).  The index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the United States and Canada, and it consists of the following 22 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.  Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at.www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.  For additional information, please see “Information about the Underlying Shares” in these preliminary terms.

Information as of market close on July 23, 2010:

Bloomberg Ticker Symbol:	EFA	52 Week High (on 4/14/2010):	$58.03
Current Share Closing Price:	$51.59	52 Week Low (on 6/7/2010):	$46.29
52 Weeks Ago:	$48.96

Shares of the iShares® MSCI EAFE Index Fund Daily Closing Prices January 1, 2005 to July 23, 2010

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Equity LeAding StockmarkEt Return Securities

Key Investment Rationale

This 18-month investment offers a potential return at maturity based on full participation in the increase or decrease in the share closing price of the underlying shares on the valuation date and limited protection from loss if the share closing price of the underlying shares is greater than 68% to 73% of the initial share price, which we refer to as the downside threshold value, on each trading day during the period from but excluding the pricing date to and including the valuation date.  The downside threshold value will be determined on the pricing date.

Best Case Scenario
The share closing price of the underlying shares is greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date and, at maturity, the LASERS pay the stated principal amount of $10 plus $10 times the greater of (i) the share percent change and (ii) a fixed percentage of 0%.

Worst Case Scenario
The share closing price of the underlying shares is less than or equal to the downside threshold value on at least one trading day during the period from but excluding the pricing date to and including the valuation date  and the final share price is less than the initial share price and, at maturity, the LASERS pay less than the stated principal amount by an amount proportionate to the decline in the price of the underlying shares.  This amount will be less, and may be significantly less, than the $10 stated principal amount and could be zero.  There is no minimum payment at maturity on the LASERS.

Summary of Selected Key Risks (see page 13)

▪	No guaranteed return of principal.

▪	No interest payments.

▪	You will not benefit from the fixed percentage if the downside threshold value is reached on any trading day.

▪	The market price of the LASERS may be influenced by many unpredictable factors.

▪	The LASERS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the LASERS.

▪	The LASERS will not be listed on any securities exchange and secondary trading may be limited.

▪	Adjustments to the underlying shares or to the MSCI EAFE Index could adversely affect the value of the LASERS.

▪	Investing in the LASERS is not equivalent to investing in the underlying shares.

▪	The underlying shares and the MSCI EAFE Index are different.

▪	The price of the underlying shares is subject to currency exchange risk.

▪	There are risks associated with investments in securities such as the LASERS linked to the value of foreign equity securities.

▪	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the shares of the iShares® MSCI EAFE Index Fund.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the LASERS.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the LASERS.

▪	The U.S. federal income tax consequences of an investment in the LASERS are uncertain.

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Equity LeAding StockmarkEt Return Securities

Fact Sheet

The LASERS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for LASERS and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of LASERS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based on (i) the share closing price on the valuation date and (ii) whether the share closing price of the underlying shares has declined to or below the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date.  The LASERS are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the LASERS are subject to the credit risk of Morgan Stanley.  “LASERSSM” is a registered service mark of Citigroup Global Markets Inc.  Used under license.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
July , 2010	August , 2010 (3 business days after the pricing date)	February , 2012 (subject to postponement as described below)
Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the iShares® MSCI EAFE Index Fund
Share underlying index:	MSCI EAFE Index
Aggregate principal amount:	$
Issue price:	$10 per LASERS
Stated principal amount:	$10 per LASERS
Denominations:	$10 per LASERS and integral multiples thereof
Interest:	None
Payment at maturity:	$10 + share return amount. This payment may be greater than, equal to or less than the stated principal amount.
Share return amount:
If the share closing price is greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date, the share return amount will be positive and will equal:
$10 x [the greater of (x) the share percent change and (y) the fixed percentage]
If the share closing price is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, the share return amount will equal:
$10 x the share percent change
In this scenario, the payment at maturity may be less, and potentially significantly less, than the stated principal amount and could be zero. There is no minimum payment at maturity on the LASERS.
NOTE:  In determining whether the downside threshold value has been reached on any trading day during the period from but excluding the pricing date to and including the valuation date, the share closing price on each trading day will be adjusted by the adjustment factor in effect on such day.

Fixed percentage:	0%
Share percent change:	(final share price – initial share price) / initial share price
Initial share price:	The share closing price of one underlying share on the pricing date
Final share price:	The share closing price of one underlying share on the valuation date times the adjustment factor on such date
Downside threshold value:	68% to 73% of the initial share price. The downside threshold value will be determined on the pricing date
Valuation date:	February , 2012, subject to adjustment for non-trading days and certain market disruption events
Adjustment factor:	A number which is initially 1.0 and will be subject to adjustment for certain corporate events affecting the underlying shares
Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

Listing:	The LASERS will not be listed on any securities exchange.
Risk factors:	Please see “Risk Factors” beginning on page 13.

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General Information
CUSIP:	61759G661
ISIN:	US61759G6614
Minimum ticketing size:	100 LASERS
Tax considerations:
Although the issuer believes that, under current law, the LASERS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the LASERS.

Assuming this treatment of the LASERS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for LASERS, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the LASERS prior to maturity, other than pursuant to a sale or exchange.
▪
Upon sale, exchange or settlement of the LASERS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the LASERS.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Internal Revenue Code of 1986, as amended, any gain or loss recognized upon sale, exchange or settlement of the LASERS should be long-term capital gain or loss if the U.S. Holder has held the LASERS for more than one year at such time.

Because the LASERS are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the LASERS will be treated as a “constructive ownership transaction.”  If this treatment applies, it is not clear to what extent any long-term capital gain of the U.S. Holder in respect of the LASERS will be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  The recharacterized amount, if any, will equal any long-term capital gain recognized on the LASERS by a U.S. Holder over the “net underlying long-term capital gain” (as defined in Section 1260 of the Code).  Under Section 1260 of the Code, the amount of net underlying long-term capital gain will be treated as zero unless otherwise “established by clear and convincing evidence.”  U.S. investors should read the section of the accompanying prospectus supplement for LASERS called “United States Federal Taxation – Tax Consequences to U.S. Holders – Tax Treatment of the LASERS – Possible Application of Section 1260 of the Code” for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the LASERS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the LASERS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the LASERS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for LASERS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the LASERS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)

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Equity LeAding StockmarkEt Return Securities

Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the LASERS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the LASERS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the LASERS by taking positions in the underlying shares, in futures and options contracts on the underlying shares or any component stocks of the MSCI EAFE Index, or in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the share closing price of the underlying shares on the pricing date, and accordingly, the share closing price above which the underlying shares must remain so that the downside threshold value is not reached and, if the downside threshold value is reached, could increase the share closing price at which the underlying shares must be on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the LASERS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for LASERS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the LASERS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the LASERS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the LASERS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the LASERS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the LASERS.

Because we may be considered a party in interest with respect to many Plans, the LASERS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the LASERS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the LASERS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such LASERS

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on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the LASERS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the LASERS has exclusive responsibility for ensuring that its purchase, holding and disposition of the LASERS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any LASERS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the LASERS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of LASERS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the LASERS, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the LASERS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.14285 for each LASERS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for LASERS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the LASERS.  We encourage you to read the accompanying prospectus supplement for LASERS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Hypothetical Payments on the LASERS at Maturity

The following table illustrates the return on the LASERS and the payment at maturity for a range of hypothetical percentage changes in the final share price, depending on whether or not the share closing price of the underlying shares has declined to or below the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date.  The table below is based on the following hypothetical values:

Stated principal amount:	$10.00
Hypothetical initial share price:	$50.00
Hypothetical downside threshold value:	$35.25 (70.5% of the hypothetical initial share price)
Fixed percentage:	0%

Final Share Price	Underlying Share Return	Downside threshold value has NOT been reached		Downside threshold value has been reached*
		Return on LASERS	Payment at Maturity	Return on LASERS	Payment at Maturity
$100.00	100.00%	100.00%	$20.00	100.00%	$20.00
$95.00	90.00%	90.00%	$19.00	90.00%	$19.00
$90.00	80.00%	80.00%	$18.00	80.00%	$18.00
$85.00	70.00%	70.00%	$17.00	70.00%	$17.00
$80.00	60.00%	60.00%	$16.00	60.00%	$16.00
$75.00	50.00%	50.00%	$15.00	50.00%	$15.00
$70.00	40.00%	40.00%	$14.00	40.00%	$14.00
$65.00	30.00%	30.00%	$13.00	30.00%	$13.00
$60.00	20.00%	20.00%	$12.00	20.00%	$12.00
$57.50	15.00%	15.00%	$11.50	15.00%	$11.50
$55.00	10.00%	10.00%	$11.00	10.00%	$11.00
$52.50	5.00%	5.00%	$10.50	5.00%	$10.50
$50.00	0.00%	0.00%	$10.00	0.00%	$10.00
$47.50	-5.00%	0.00%	$10.00	-5.00%	$9.50
$45.00	-10.00%	0.00%	$10.00	-10.00%	$9.00
$42.50	-15.00%	0.00%	$10.00	-15.00%	$8.50
$40.00	-20.00%	0.00%	$10.00	-20.00%	$8.00
$37.50	-25.00%	0.00%	$10.00	-25.00%	$7.50
$35.30	-29.40%	0.00%	$10.00	-29.40%	$7.06
$35.25	-29.50%	N/A	N/A	-29.50%	$7.05
$35.00	-30.00%	N/A	N/A	-30.00%	$7.00
$30.00	-40.00%	N/A	N/A	-40.00%	$6.00
$25.00	-50.00%	N/A	N/A	-50.00%	$5.00
$20.00	-60.00%	N/A	N/A	-60.00%	$4.00
$15.00	-70.00%	N/A	N/A	-70.00%	$3.00
$10.00	-80.00%	N/A	N/A	-80.00%	$2.00
$5.00	-90.00%	N/A	N/A	-90.00%	$1.00
$0.00	-100.00%	N/A	N/A	-100.00%	$0.00
* In the scenario where the downside threshold value has been reached, the share closing price of the underlying shares will need to recover by the valuation date to a level higher than the initial share price in order for investors to receive a payment at maturity that exceeds the stated principal amount of the LASERS.

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Hypothetical Examples of the Amount Payable at Maturity

The examples below illustrate how the payment at maturity on the LASERS is calculated and are based on the following terms:

Stated principal amount:	$10.00
Hypothetical initial share price:	$50.00
Hypothetical downside threshold value:	$35.25 (70.5% of the hypothetical initial share price)
Fixed percentage:	0%

EXAMPLE 1: Downside threshold value has NOT been reached and the underlying shares appreciate

The share closing price of the underlying shares is greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date, and the final share price is higher than the initial share price by 20%.

Hypothetical final share price	=	$60.00
Share percent change	=	(final share price – initial share price) / initial share price
	=	($60.00 – $50.00) / $50.00
	=	20%
Share return amount	=	stated principal amount x [the greater of (i) share percent change and (ii) fixed percentage]
	=	$10.00 x 20%
	=	$2.00
Payment at maturity	=	stated principal amount + share return amount
	=	$10.00 + $2.00
	=	$12.00
Payment at maturity = $12.00

EXAMPLE 2: Downside threshold value has NOT been reached and the underlying shares decline

The share closing price of the underlying shares is greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date, and the final share price is lower than the initial share price by 20%.

Hypothetical final share price	=	$40.00
Share percent change	=	(final share price – initial share price) / initial share price
	=	($40.00 – $50.00) / $50.00
	=	–20%
Share return amount	=	stated principal amount x [the greater of (i) share percent change and (ii) fixed percentage]
	=	$10.00 x 0.00%
	=	$0.00
Payment at maturity	=	stated principal amount + share return amount
	=	$10.00
Payment at maturity = $10.00

EXAMPLE 3: Downside threshold value has been reached and the underlying shares decline

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The share closing price of the underlying shares was less than or equal to the downside threshold value on one or more trading days during the period from but excluding the pricing date to and including the valuation date, and the final share price is lower than the initial share price by 50%.

Hypothetical final share price	=	$25.00
Share percent change	=	(final share price – initial share price) / initial share price
	=	($25.00 – $50.00) / $50.00
	=	–50%
Share return amount	=	stated principal amount x share percent change
	=	$10.00 x (–50%)
	=	–$5.00
Payment at maturity	=	stated principal amount + share return amount, which means that the payment at maturity is an amount less than the stated principal amount, because the share return amount is negative.
	=	$10.00 + (–$5.00)
	=	$5.00
Payment at maturity = $5.00

EXAMPLE 4: Downside threshold value has been reached but the underlying shares recover to appreciate

The share closing price of the underlying shares was less than or equal to the downside threshold value on one or more trading days during the period from but excluding the pricing date to and including the valuation date; however, the underlying shares have subsequently recovered and the final share price is higher than the initial share price by 10%.

Hypothetical final share price	=	$55.00
Share percent change	=	(final share price – initial share price) / initial share price
	=	($55.00 – $50.00) / $50.00
	=	10%
Share return amount	=	stated principal amount x share percent change
	=	$10.00 x 10%
	=	$1.00
Payment at maturity	=	stated principal amount + share return amount
	=	$10.00 + $1.00
	=	$11.00
Payment at maturity = $11.00

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Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of LASERS that they hold a payment equal to the sum of the stated principal amount and a share return amount.  The share return amount may be positive, zero or negative.

If the share closing price of the underlying shares is greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date, the share return amount will be positive and will equal:

$10 × [the greater of (x) share percent change and (y) fixed percentage]

where,

share percent change	=

initial share price	=	The share closing price of one underlying share on the pricing date

final share price	=	The share closing price of one underlying share on the valuation date times the adjustment factor on such date

downside threshold value	=	68% to 73% of the initial share price. The downside threshold value will be determined on the pricing date.

fixed percentage	=	0%

If the share closing price of the underlying shares is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, the share return amount will equal:

$10    ×    share percent change

If the final share price is less than the initial share price, the share return amount will be negative and the payment at maturity will be less, and may be significantly less, than the stated principal amount.  There is no minimum payment at maturity on the LASERS, and, accordingly, you could lose your entire investment.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the LASERS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for LASERS and the accompanying prospectus.  You should also consult with your investment, legal, tax, accounting and other advisers before you invest in the LASERS.

▪
LASERS do not pay interest or guarantee return of principal.  The terms of the LASERS differ from those of ordinary debt securities in that the LASERS do not pay interest and do not guarantee the return of any of the principal amount at maturity.  If the share closing price of the underlying shares is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date and the final share price is less than the initial share price, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each LASERS by an amount proportionate to the decrease in the final share price from the initial share price. There is no minimum payment at maturity on the LASERS, and, accordingly, you could lose your entire investment.

▪
You will not benefit from the fixed percentage if the downside threshold value is reached.  If the share closing price of the underlying shares is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, the payment at maturity will solely depend on the share closing price of the underlying shares on the valuation date and, accordingly, you will lose the benefit of the limited protection against the loss of principal based on the fixed percentage of 0%.  As a result, you will be exposed on a 1 to 1 basis to any decline in the share closing price of the underlying shares on the valuation date.

▪
Market price of the LASERS may be influenced by many unpredictable factors.  Several factors will influence the value of the LASERS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the LASERS in the secondary market, including: the trading price, volatility and dividend yield of the underlying shares, whether the downside threshold value has been reached, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads.  You may receive less, and possibly significantly less, than the stated principal amount per LASERS if you try to sell your LASERS prior to maturity.

▪
The LASERS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the LASERS.  You are dependent on Morgan Stanley's ability to pay all amounts due on the LASERS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the LASERS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the LASERS prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the LASERS.

▪
The LASERS will not be listed on any securities exchange and secondary trading may be limited.  The LASERS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the LASERS.  MS & Co. may, but is not obligated to, make a market in the LASERS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the LASERS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the LASERS, the price at which you may be able to trade your LASERS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the LASERS, it is likely that there would be no secondary market for the LASERS.  Accordingly, you should be willing to hold your LASERS to maturity.

▪
Adjustments to the underlying shares or to the MSCI EAFE Index could adversely affect the value of the LASERS.  The investment adviser to the iShares® MSCI EAFE Index Fund, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the share underlying index.  Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the iShares® MSCI EAFE Index Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the LASERS.  MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the share underlying index.  MSCI may add, delete or substitute the stocks constituting the share underlying

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index or make other methodological changes that could change the value of the share underlying index.  MSCI may discontinue or suspend calculation or publication of the share underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪
Investing in the LASERS is not equivalent to investing in the underlying shares.  Investing in the LASERS is not equivalent to investing in the underlying shares, the MSCI EAFE Index or the stocks that constitute the MSCI EAFE Index.  Investors in the LASERS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to shares of the iShares® MSCI EAFE Index Fund or the stocks composing the MSCI EAFE Index.

▪
The underlying shares and the MSCI EAFE Index are different. The performance of the underlying shares may not exactly replicate the performance of the MSCI EAFE Index because the iShares® MSCI EAFE Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI EAFE Index.  It is also possible that the iShares® MSCI EAFE Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI EAFE Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® MSCI EAFE Index Fund and the MSCI EAFE Index or due to other circumstances.  The iShares® MSCI EAFE Index Fund generally invests at least 90% of its assets in securities of the MSCI EAFE Index and in depositary receipts representing securities of the MSCI EAFE Index. The iShares® MSCI EAFE Index Fund may invest the remainder of its assets in securities not included in the MSCI EAFE Index but which the Investment Adviser believes will help the iShares® MSCI EAFE Index Fund track the MSCI EAFE Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by the Investment Adviser.

▪
The price of the underlying shares is subject to currency exchange risk. Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the share underlying index, holders of the LASERS will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.  An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the share underlying index, the price of the underlying shares will be adversely affected and the payment at maturity on the LASERS may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the countries represented in the share underlying index and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the share underlying index and the United States and other countries important to international trade and finance.

▪
There are risks associated with investments in securities such as the LASERS linked to the value of foreign equity securities.  The underlying shares track the performance of the share underlying index, which is linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements

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different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪
The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain corporate events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every corporate event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the LASERS may be materially and adversely affected.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the LASERS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the LASERS and the cost of hedging our obligations under the LASERS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the LASERS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the LASERS.  One or more of our subsidiaries expect to carry out hedging activities related to the LASERS (and possibly to other instruments linked to the underlying shares or to the MSCI EAFE Index), including trading in the underlying shares and in other instruments linked to the underlying shares or the MSCI EAFE Index.  Some of our subsidiaries also trade the underlying shares and other financial instruments related to the underlying shares and the MSCI EAFE Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price and, therefore, could increase the level above which the share closing price must remain so that the downside threshold value is not reached and, if the downside threshold value is reached, could increase the level at which the share closing price must be on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the LASERS.  Additionally, such hedging or trading activities during the term of the LASERS, including on the valuation date, could adversely affect the final share price and, accordingly, the amount of cash an investor will receive at maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the LASERS.  As calculation agent, MS & Co. will determine the initial share price, the final share price, whether the share closing price has declined to or below the downside threshold value on any trading day during the period during the period from but excluding the pricing date to and including the valuation date, and will calculate the amount of cash you will receive at maturity.  Any of these determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a discontinuance of the MSCI EAFE Index, may adversely affect the payout to you at maturity.

▪
The U.S. federal income tax consequences of an investment in the LASERS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for LASERS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the LASERS.  As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder might be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  In addition, if the Internal Revenue Service (the “IRS”) were

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successful in asserting an alternative treatment, the timing and character of income on the LASERS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the LASERS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the LASERS as ordinary income.  Because the LASERS provide for the return of principal except where the underlying share price declines to or below the downside threshold value, the risk that they would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other equity-linked securities that do not provide for the return of principal.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the LASERS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the LASERS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the LASERS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the LASERS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Information about the Underlying Shares

The iShares® MSCI EAFE Index Fund.  The iShares® MSCI EAFE Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index®.  The iShares® MSCI EAFE Index Fund is managed by iShares Trust (the “iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at.www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

These preliminary terms relate only to the LASERS offered hereby and do not relate to the underlying shares.  We have derived all disclosures contained in these preliminary terms regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the LASERS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the LASERS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the LASERS and therefore the trading prices of the LASERS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the LASERS under the securities laws.  As a prospective purchaser of the LASERS, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The LASERS are not sponsored, endorsed, sold, or promoted by BTC.  BTC makes no representations or warranties to the owners of the LASERS or any member of the public regarding the advisability of investing in the LASERS.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the LASERS.

The MSCI EAFE Index®.  The MSCI EAFE Index® is a stock index calculated, published and disseminated daily by MSCI Inc., through numerous data vendors, on the MSCI website and a majority of them in real time on Bloomberg Financial Markets and Reuters Limited.  The MSCI EAFE Index® is a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the United States and Canada. As of July 2010, the MSCI EAFE Index consisted of the following 22 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The MSCI EAFE Index includes components from Australia and New Zealand and all countries in Europe and Asia that are designated by MSCI as Developed Markets. The MSCI EAFE Index was developed with a base value of 100 as of December 31, 1969.  The MSCI EAFE Index® is described under the heading “Annex A—Underlying Indices and Underlying Index Publishers Information—MSCI EAFE Index®” and “—MSCI Global Investable Market Indices Methodology” in the accompanying prospectus supplement for LASERS.

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Historical Information

The following table sets forth the published high and low share closing prices, as well as end-of-quarter share closing prices, of the shares of the iShares® MSCI EAFE Index Fund for each quarter in the period from January 1, 2005 through July 23, 2010.  The share closing price of the shares of the iShares® MSCI EAFE Index Fund on July 23, 2010 was $51.59.  We obtained the information in the table below from Bloomberg Financial Markets without independent verification.  The historical share closing prices of the shares of the iShares® MSCI EAFE Index Fund should not be taken as an indication of their future performance, and no assurance can be given as to the share closing price of the shares of the iShares® MSCI EAFE Index Fund on the valuation date or during the term of the LASERS.

iShares® MSCI EAFE Index Fund (CUSIP 464287465)	High ($)	Low ($)	Period End ($)
2005
First Quarter	55.25	51.26	52.96
Second Quarter	53.83	51.28	52.39
Third Quarter	58.48	51.95	58.10
Fourth Quarter	60.94	54.72	59.43
2006
First Quarter	65.38	60.33	64.92
Second Quarter	70.58	59.46	65.39
Third Quarter	68.36	61.70	67.75
Fourth Quarter	74.33	67.94	73.22
2007
First Quarter	76.72	70.90	76.26
Second Quarter	81.78	76.50	80.77
Third Quarter	83.62	73.94	82.59
Fourth Quarter	86.10	78.24	78.50
2008
First Quarter	78.35	68.34	71.90
Second Quarter	78.52	68.08	68.67
Third Quarter	68.00	53.08	56.30
Fourth Quarter	55.88	35.73	44.86
2009
First Quarter	45.44	31.70	37.59
Second Quarter	49.04	38.57	45.81
Third Quarter	55.81	44.01	54.68
Fourth Quarter	57.28	52.66	55.28
2010
First Quarter	57.96	50.45	56.00
Second Quarter	58.03	46.29	46.51
Third Quarter (through July 23, 2010)	51.59	47.09	51.59

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